As filed with the Securities and Exchange Commission on April 11, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GERDAU S.A.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number	)

Av. Farrapos, 1811
Porto Alegre, RS
Brazil
Tel: +55 51 3323-2703
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Suite 204
Newark, Delaware 19711
Tel: 302 738 6680
(Name, address, and telephone number of agent for service)

Copies to:
Ross Kaufman
Greenberg Traurig, LLP
MetLife Building, 200 Park Avenue, New York, NY 10166
Tel: 212 801 9380
Fax: 212 801 6400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum		Amount of
	Amount to be	Offering Price Per		Aggregate Offering		Registration
Title of each class of securities to be registered	Registered(1)	Unit(2)		Price (2)		Fee(2)

Preferred shares of Gerdau S.A., without par value (3)	31,410,825	US$	35.775	US$	1,123,722,264.38	US$	44,163

(1)	Includes preferred shares (which may be represented by American Depositary Shares) that the underwriters may purchase upon exercise of options solely to cover over allotments, if any, and preferred shares (which may be represented by American Depositary Shares) that are to be initially offered in the United States and other countries outside Brazil.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices for the registrant’s American Depositary Shares of the New York Stock Exchange on April 9, 2008, in accordance with Rule 457(r) and Rule 457(c), in each case, under the Securities Act.

(3)	The preferred shares may be represented by American Depositary Shares, each of which represents one preferred share, evidenced by American Depositary Receipts, issuable on deposit of preferred shares, which have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-9896 filed on May 6, 2003).

PROSPECTUS

Gerdau S.A.

PREFERRED SHARES AND AMERICAN DEPOSITARY SHARES
REPRESENTING PREFERRED SHARES

We may offer any combination of the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the preferred shares and American Depositary Shares, or ADSs representing preferred shares collectively as the “securities”.

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis, or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, you should refer to the section entitled “Plan of Distribution” in the applicable prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our ADSs are listed on the New York Stock Exchange under the symbol “GGB” and our preferred shares are listed on the Nível 1 listing segment of the São Paulo Stock Exchange, or the BOVESPA, under the symbol “GGBR4.”

Investing in our securities involves risks. You should carefully review the “Risk Factors” sections set forth in our Annual Report on Form 20-F, and in our prospectus supplements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 11, 2008.

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may, from time to time, offer the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information,” before purchasing any of our securities. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

All references in this prospectus to “real,” “reais” or “R$” are to the currency of Brazil. All references in this prospectus to “U.S. dollars,” “dollars” or “US$” are to the currency of the United States of America.

As used in this prospectus:

•	“installed capacity” means the annual projected capacity for a particular facility (excluding the portion that is not attributable to our participation in a facility owned by a joint venture), calculated based upon operations for 24 hours each day of a year and deducting scheduled downtime for regular maintenance;

•	“tonne” means a metric tonne, which is equal to 1,000 kilograms or 2,204.62 pounds; and

•	“consolidated shipments” means the combined volumes shipped from all our operations in Brazil, Latin America, North America and Europe, excluding our joint ventures.

We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

We make statements in this prospectus about our competitive position and market share in, and the market size of, the steel industry. These statements are based on statistics and other information from third-party sources that we believe are reliable. We derived this third-party information principally from reports published by the International Iron and Steel Institute, or IISI, Brazilian Steel Institute (Instituto Brasileiro de Siderurgia), or the IBS, American Iron and Steel Institute, or AISI, and the Commodities Research Unit, or the CRU, among others. Although we have no reason to believe that any of this information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market share, market size or market growth data provided by third parties or by industry or general publications.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to our future prospects, developments and business strategies.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

It is possible that our future performance may differ materially from our current assessments due to a number of factors, including the following:

•	general economic, political and business conditions in our markets, both in Brazil and abroad, including demand and prices for steel products;

•	interest rate fluctuations, inflation and exchange rate movements of the reais in relation to the U.S. dollar and other currencies in which we sell a significant portion of our products or in which our assets and liabilities are denominated;

•	our ability to obtain financing on satisfactory terms;

•	prices and availability of raw materials;

•	changes in international trade;

•	changes in laws and regulations;

•	electric energy shortages and government responses to them;

•	the performance of the Brazilian and the global steel industries and markets;

•	global, national and regional competition in the steel market;

•	protectionist measures imposed by steel-importing countries; and

•	other factors identified or discussed under “Risk Factors.”

Our forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT GERDAU

Overview

According to the IBS, we are Brazil’s largest producer of long rolled steel and, according to AISI estimates, the second largest producer in North America based on volume produced. We have a significant market share of the steel industry in almost all the countries where we operate and have been classified by IISI as the 14th largest steel producer in the world based on our consolidated production of crude steel in 2006.

We operate steel mills that produce steel via direct iron-ore reduction, or DRI, in blast furnaces, or by electric arc furnaces, or EAF. In Brazil we operate three blast furnace steel mills, including our largest mill, Gerdau Açominas, an integrated steel mill located in Ouro Branco in the state of Minas Gerais. We currently have a total of 43 steel producing units in Latin America (including Brazil) and North America, as well as a consolidated subsidiary in Spain, Corporación Sidenor, for the production of special steel, and two associated companies: one in the Dominican Republic and another in Mexico. We also participate in two joint ventures: one in the U.S. for the production of flat rolled steel and another recently formed venture in India. During the fiscal year ended December 31, 2007, approximately 41.0% of all our sales volume was generated from operations in Brazil, 40.5% from operations in the U.S. and Canada, 13.1% from Latin American operations (excluding Brazil) and 5.4% from European operations.

As of December 31, 2007, total consolidated installed capacity, excluding our investments in joint ventures and associated, unconsolidated companies, was 24.8 million tonnes of crude steel and 21.0 million tonnes of rolled steel products. For the fiscal year ended December 31, 2007, we had total consolidated assets of US$22,971 million, consolidated net sales of US$15,815 million, total consolidated net income of US$1,617 million and a shareholders’ equity of US$7,003.4 million.

We offer a wide array of steel products, manufactured according to an extensive variety of customer specifications. Our product mix includes crude steel (slabs, blooms and billets) sold to rolling mills, finished products for the construction industry, such as rods and structural bars, finished products for industry use such as commercial rolled steel bars and machine wire and products for farming and agriculture, such as poles, smooth wire and barbed wire. We also produce specialty steel products utilizing advanced technology and normally with a certain degree of customization, for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive and mechanical industries.

A significant and increasing portion of our steel production assets are located outside Brazil, particularly in the U.S. and Canada. We began our expansion into North America in 1989, when consolidation in the global steel market effectively began. We currently operate 18 steel production units in the U.S. and Canada through our principal entity, Gerdau Ameristeel, and believe that we are one of the market leaders in North America in terms of production of some long steel products, such as rods, commercial rolled steel bars, extruded products and girders.

Our operating strategy is based on the acquisition and construction of steel mills close to our customers and the sources of raw materials required for steel production such as scrap metal, pig iron and iron ore. For this reason, most of our production has historically been geared toward supplying the local markets in which we produce. However, in recent years, and especially after acquiring the Ouro Branco plant, we have expanded our exposure to the international markets and taken advantage of increased international demand and higher steel prices outside Brazil. We have a diversified list of international customers and our main export destinations include the U.S., Taiwan, South Korea, Thailand and Latin American countries such as Argentina, the Dominican Republic and Ecuador.

Through our subsidiaries and affiliates, we also engage in other activities related to the production and sale of steel products, including reforestation and electric power generation projects.

Our address is Av. Farrapos, 1811 — Porto Alegre-RS — 90.220-005 — Brazil, telephone number + 5551 3323 2703 and e-mail at inform@gerdau.com.br. In compliance with New York Stock Exchange Corporate Governance Rule 303A.11, we provide on our website a summary of the differences between our corporate governance practices and those of U.S. domestic companies under the New York Stock Exchange listing standards.

INCORPORATION BY REFERENCE

We are incorporating by reference information that we file with or furnish to the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in other reports with the SEC. We incorporate by reference the documents listed below, which we have already filed with or furnished to the SEC:

(i) our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed on April 11, 2008 and any amendments thereto; and

(ii) our report on Form 6-K filed on April 11, 2008 containing unaudited pro forma financial information for the Chaparral Steel acquisition for the fiscal year ended December 31, 2007; and

(iii) our report on Form 6-K filed on April 11, 2008 containing audited financial information for Chaparral Steel for the period ended May 31, 2007 and unaudited financial information for Chaparral Steel for the interim period ended August 31, 2007.

All annual reports on Form 20-F that we file with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Gerdau S.A., Av. Farrapos, 1811, Porto Alegre, RS, Brazil, Attention: Investor Relations Department, telephone +55 51 3323-2703.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the U.S. Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. We maintain an Internet site at http://www.gerdau.com.br. Information contained on our Internet site is not part of this prospectus, or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Securities Exchange Act of 1934

(the “Exchange Act”) as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports Form 8-K upon the occurrence of certain material events. We are also subject to the informational requirements of the São Paulo Stock Exchange (BOVESPA) and the Comissão de Valores Mobiliários. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the São Paulo Stock Exchange and the Comissão de Valores Mobiliários. Our public filings with the São Paulo Stock Exchange are electronically available from the São Paulo Stock Exchange’s website (http://www.bovespa.com.br).

ENFORCEABILITY OF CIVIL LIABILITIES

We have been advised by Machado, Meyer, Sendacz e Opice Advogados, our Brazilian counsel, that judgments of non-Brazilian courts for civil liabilities predicated upon the securities laws of countries other than Brazil, including the U.S. securities laws, subject to certain requirements described below, may be enforced in Brazil. A judgment against us or any of our directors, officers, experts or advisors obtained outside Brazil would be enforceable in Brazil against us or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation, generally, will occur if the foreign judgment:

•	fulfills all formalities required for our enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation;

•	is not subject to appeal;

•	is for a sum certain;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

The confirmation process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil, including the U.S. securities laws.

A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a note to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This note must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

Description of Capital Stock

General

Our authorized capital stock is 400,000,000 common shares and 800,000,000 preferred shares.

As of March 31, 2008, we had 231,607,008 common shares and 431,189,355 non-voting preferred shares outstanding (excluding treasury stock).

Issued Share Capital

Under our by-laws, our issued capital is R$7.8 billion, and can be increased by the issuance of preferred or common shares up to the limit of 800,000,000 and 400,000,000 shares, respectively, after approval by our board of directors. Our shareholders must approve any capital increase that exceeds our authorized capital. Under our by-laws and the Brazilian corporation law, or the Corporations Act, if we issue additional shares in a private or public transaction, the existing shareholders have preemptive rights to subscribe for shares on a pro rata basis according to their holdings. See “— Preemptive Rights.”

Description of Preferred Shares

According to our by-laws, our preferred shares are non-voting. However, under certain limited circumstances provided for in the Corporations Act and as described in this section, holders of our preferred shares may be entitled to vote. See “— Voting Rights.”

Upon liquidation, holders of preferred shares are entitled to receive distributions prior to the holders of our common shares.

Holders of our preferred shares are entitled to receive dividends in the same amount of the dividends paid to holders of our common shares, calculated in accordance with paragraph 4 of article 19 of our by-laws, corresponding to not less than 30% of our net income, if any as calculated under Brazilian GAAP and adjusted under the Corporations Act (which differs significantly from net income as calculated under U.S. GAAP).

According to our by-laws, holders of our preferred shares are entitled to be included in a public tender offer in case our controlling shareholder sells its controlling stake in us, and the minimum price to be offered for each preferred share is 100% of the price paid per share of the controlling stake.

Redemption and Rights of Withdrawal

A dissenting or non-voting shareholder has the right to withdraw from a company and be reimbursed for the value of the preferred or common shares held whenever a decision is taken at a general shareholders’ meeting by a vote of shareholders representing at least 50% of the total outstanding voting capital to:

•	create a new class of preferred shares or increase disproportionately an existing class of preferred shares relative to the other classes of shares, unless such action is provided for or authorized by our by-laws (our by-laws allow us to do so), in accordance with the provisions of article 137.I. of the Corporations Act;

•	modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares, in accordance with the provisions of article 137.I. of the Corporations Act;

•	reduce the mandatory distribution of dividends;

•	merge or consolidate us with another company;

•	participate in a centralized group of companies as defined in the Corporations Act and subject to the conditions set forth therein;

•	change our corporate purpose;

•	transfer all of our shares to another company or receive shares of another company in order to make the company whose shares were transferred a wholly owned subsidiary of such company, known as incorporação de ações;

•	conduct a spin-off that results in (a) a change of our corporate purposes, except if the assets and liabilities of the spun-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) any participation in a centralized group of companies, as defined under the Corporations Act; or

•	acquire control of another company at a price which exceeds the limits set forth in the Corporations Act.

In the event that the entity resulting from a merger, consolidation, or incorporação de ações, or spin-off of a listed company fails to become a listed company within 120 days of the shareholders meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their withdrawal right.

If there is a resolution to (a) merge or consolidate us with another company; (b) execute an incorporação de ações; (c) participate in a group of companies, as defined under the Corporations Act, or (d) acquire control of another company, the withdrawal rights are exercisable only if our shares do not satisfy certain tests of liquidity and dispersal of the type or class of shares in the market at the time of the general meeting.

Only holders of shares adversely affected by the changes mentioned in the first and second items (a) and (b) above may withdraw their shares.

The right of withdrawal lapses 30 days after publication of the minutes of the relevant general shareholders’ meeting that approved the corporate actions described above. In the case of the changes mentioned in the first and second items above, the resolution is subject to confirmation by the preferred shareholders, which must be obtained at a special meeting held within one year. In those cases, the 30-day term is counted from the date of publication of the minutes of the special meeting. We would be entitled to reconsider any action triggering appraisal rights within 10 days following the expiration of such rights if the redemption of shares of dissenting or non-voting shareholders would jeopardize our financial stability. Shares to be purchased by us from the dissenting or non-voting shareholders exercising appraisal rights will be valued at an amount equal to the lesser of (i) the ratable portion attributable to such shares of our shareholders’ equity as shown on the last balance sheet approved at a general shareholders’ meeting (book value) and (ii) the ratable portion attributable to such shares of the economic value of the company, pursuant to an appraisal report produced in accordance with the provisions of the Corporations Act. If more than 60 days have elapsed since the date of such balance sheet, dissenting shareholders may require that the book value of their shares be calculated on the basis of a new balance sheet. As a general rule, shareholders who acquire their shares after the first notice convening the general shareholders’ meeting or after the relevant press release concerning the meeting is published will not be entitled to appraisal rights.

For purposes of the right of withdrawal, the concept of “dissenting shareholder,” under the Corporations Act, includes not only those shareholders who vote against a specific resolution, but also those who abstain from voting, who fail to attend the shareholders meeting or who do not have voting rights.

Preemptive Rights

Each of our shareholders generally has a preemptive right to subscribe for shares or convertible securities in any capital increases, in proportion to its shareholdings. A minimum period of 30 days, unless a shorter period is established by our board of directors, following the publication of notice of the capital increase is allowed for the exercise of the right and the right is negotiable. In the event of a capital increase which would maintain or increase the proportion of capital represented by preferred shares, holders of ADSs or preferred shares would have preemptive rights to subscribe only to newly issued preferred shares. In the event of a capital increase which would reduce the proportion of capital represented by preferred shares, holders of ADSs or preferred shares would have preemptive rights to subscribe for preferred shares, in proportion to their shareholdings, and for common shares, only to the extent necessary to prevent dilution of their equity participation. In addition, the Corporations Act provides that the granting or exercise of stock options pursuant to certain stock option plans is not subject to preemptive rights.

In the case of issuance of shares or other securities convertible into shares, the placement of which will be made by sale on a stock exchange or by public offer or, in addition, conversion of shares, in a public tender for control, shareholders will be assured of the preemptive right to subscribe for such securities within the period of not less than ten days, after which the right will automatically lapse.

Voting Rights

Each common share confers the right to its holder to one vote at our general shareholders meetings. In general, preferred shares do not confer such right. Notwithstanding, there are some cases in which the preferred shares will confer to their holders the right to vote with any other shareholder. Certain such instances are set forth below:

•	decisions related to the need for an evaluation of our Company in the context of a public offer for the cancellation of our registry as a public company;

•	approval of the redemption of the shares issued by us, unless the shares to be redeemed are randomly selected amongst all the shares;

•	election of one of the members of our statutory board of auditors;

•	change of our corporate form;

•	decision to change our jurisdiction of incorporation;

•	in any general meeeting during our liquidation; and

•	in a special meeting of our preferred shareholders held to approve the modification of preferences, rights or conditions of redemption and amortization granted to preferred shares and the creation of a class of more favored preferred shares;

Preferred shareholders may also acquire full voting rights if we fail to pay mandatory minimum dividends for three consecutive years and such voting rights will be retained until we pay the required dividends.

The Corporations Act grants (i) holders of preferred shares without voting rights (or with restricted voting rights) representing 10% of the total issued capital stock, and (ii) holders of our common shares that are not part of the controlling group, and represent at least 15% of the voting capital stock, the right to appoint a member to the board of directors, by voting during the annual shareholders’ meeting. If none of our non-controlling holders of common or preferred shares meets the respective thresholds described above, holders of preferred or common shares representing at least 10% of the share capital would be able to combine their holdings to appoint one member and an alternate to our board of directors. Such rights may only be exercised by those shareholders who prove that they have held the required stake with no interruption during at least the three months directly preceding our annual shareholders meeting.

Holders of common shares are entitled to certain rights that cannot be amended by changes in the by-laws or at a general shareholders’ meeting, which include (i) the right to vote at general shareholders’ meetings; (ii) the right to participate in distributions of dividends and interest on capital and to share in the remaining assets of the company in the event of liquidation; (iii) preemptive rights in certain circumstances; and (iv) the right to withdraw from the company in certain cases. In addition to those rights, the by-laws or a majority of the voting shareholders may establish additional rights and, likewise, remove them. Currently, our by-laws do not establish any rights in addition to those already set forth by the Corporations Act.

Controlling shareholders may nominate and elect a majority of the members of the board of directors of Brazilian companies. In a Brazilian company, management is not entitled to nominate directors for election by the shareholders. Non-controlling shareholders and holders of non-voting shares are entitled to elect representatives to the board, as described above. Holders of a threshold percentage of the voting shares may also request, up to 48 hours prior to any general shareholders’ meeting, that the election of directors be subject to cumulative voting. The threshold percentage required for cumulative voting for a corporation such as ours is currently 5% of the outstanding shares. Shareholders who vote to elect a representative of the non-controlling shareholders may not cast cumulative votes to elect other members of the board.

Special and General Meetings

Unlike the laws governing corporations incorporated under the laws of the State of Delaware, the Corporations Act does not allow shareholders to approve matters by written consent obtained as a response to a consent solicitation procedure. All matters subject to approval by the shareholders must be approved in a general meeting, duly convened pursuant to the provisions of the Corporations Act. Shareholders may be represented at a shareholders’ meeting by attorneys-in-fact who are (i) shareholders of the corporation, (ii) a Brazilian attorney, (iii) a member of management or (iv) a financial institution.

General and special shareholders’ meetings may be called by three publications of a notice in “Diário Oficial do Estado do Rio de Janeiro” and in a newspaper of general circulation in our principal place of business, in our case “Gazeta Mercantil” and “Jornal do Comércio”, at least 15 days, in the first call, and eight days, in the second call, prior to the meeting. Special meetings are convened in the same manner as general shareholders’ meetings and may occur immediately before or after a general meeting.

Shareholders’ Meetings

At shareholders’ meetings that have been properly called and convened, our shareholders are authorized to decide on all matters related to our business purpose and to make all decisions they deem to be consistent with our interests. Our shareholders have exclusive powers to approve our financial statements at an annual shareholders’ meeting, to decide how to allocate our net profit, and to determine whether to pay dividends related to the fiscal year immediately proceeding. Our board members are, as a general rule, elected at our annual shareholders’ meetings. The members of our Board of Auditors, a permanent body within our Company, are elected every year at our annual shareholders’ meeting.

A special shareholders’ meeting may be held simultaneously with an annual shareholders’ meeting, or whenever necessary. Our shareholders have exclusive powers to decide on the following matters at a shareholders’ meeting, without prejudice to other matters that may fall within their authority:

•	amendment of our by-laws;

•	election or removal of the members of our board of directors and our Board of Auditors, as appropriate;

•	stipulation of the total compensation to be paid to the members of our board of directors and the members of our board of executive officers;

•	grants of share bonuses;

•	stock splits;

•	approval of stock option plans;

•	rendering of accounts by our officers as well as the examination, discussion, and voting on the financial statements submitted by these officers;

•	allocation of the net profit for the year and payment of dividends, in accordance with a proposal submitted by our management;

•	issuance of convertible debentures and/or guaranteed debentures;

•	suspension of the rights arising from share ownership of a shareholder who fails to fulfill an obligation described by law or our by-laws;

•	evaluation of the assets that a shareholder intends to give as consideration for the subscription of shares issued by the Company;

•	change of our corporate form to a limited liability company or any other form available under legislation relating to companies;

•	consolidation, merger with another company, or split-off;

•	our dissolution and liquidation, as well as election and dismissal of the liquidator and approval of the accounts submitted by the liquidator; and

•	authorization for our officers to file for bankruptcy, or for a restructuring in or out of court.

According to the Corporations Act, neither the by-laws nor the decisions approved in a shareholders’ meeting may deprive our shareholders of the following rights:

•	the right to vote at shareholders’ meetings (except holders of preferred shares, who do not have the right to vote except in certain situations provided for in the Corporations Act, as described above under “Voting Rights”);

•	the right to participate in the distribution of profits;

•	the right to participate, in proportion to their ownership interest in us, in the distribution of any remaining assets in event of our liquidation;

•	preemptive rights in the subscription of shares, debentures convertible into shares, and subscription bonuses except in cases described in the Corporations Act; and

•	the right to withdraw from our Company in the cases provided for in the Corporations Act.

Anti-Takeover Provisions

Brazilian companies generally do not employ “poison pill” provisions to prevent hostile takeovers. As most Brazilian companies have clearly identified controlling shareholders, hostile takeovers are highly unusual and no developed body of case law addresses the limits on the ability of management to prevent or deter potential hostile bidders. The Corporations Act and our by-laws require any party that acquires our control to extend a tender offer for common and preferred shares held by non-controlling shareholders at the same purchase price paid to the controlling shareholder.

Form and Transfer

Because our preferred shares are in registered book-entry form, Banco Itaú S.A., as registrar, must effect any transfer of shares by an entry made in its books, in which it debits the share account of the transferor and credits the share account of the transferee. When our shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our registrar by a representative of a brokerage firm or the stock exchange’s clearing system. Transfers of shares by a foreign investor are executed in the same way by that investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Central Bank pursuant to Resolution No. 2,689, the foreign investor should also seek amendment through its local agent, if necessary, of the electronic registration to reflect the new ownership. The BOVESPA operates a clearinghouse through the Brazilian Clearing and Depository Corporation (CBLC). The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of our beneficial shareholders that is maintained by CBLC and will be treated in the same way as registered shareholders.

Cancellation of Our Registration as a Public Company

Our registration as a public company can be cancelled only if our controlling shareholder or we hold a public tender offer to purchase all our outstanding shares and provided the following requirements are satisfied: (i) the offered price is fair, according to the Corporations Act and CVM Instruction No. 361; and (ii) shareholders holding more than two-thirds of our shares not held by our controlling shareholder, persons related to us, our directors, officers or controlling shareholder, or held in treasury; and who have expressed an opinion about the cancellation by either expressly agreeing to the cancellation of our registration or accepting the public tender offer to purchase our shares.

The Corporations Act defines a fair price as the price determined on the basis of certain criteria, adopted separately or as a group, i.e., book value, net worth assessed at market prices, discounted cash flow, comparison by multiples, market quotations for the shares of our issuance, or another criteria accepted by the CVM.

A revision of the price of the offering is assured in the event that holders of at least 10% of our shares outstanding in the market ask our officers to call a special shareholders’ meeting to decide on the matter of a new appraisal, using the same or another criteria, to determine the value of our Company. Such petition must be properly substantiated and filed within 15 days of the disclosure of the offering price to be used in the public tender offer to purchase our shares. Shareholders who request a new appraisal, as well as those who vote in favor of it, must reimburse us for the costs incurred if the new value so obtained is equal to or less than the value initially established for the public tender offer to purchase our shares. If the price determined in the second evaluation is higher, it is mandatory that the public tender offer adopt that higher value, or be canceled.

Withdrawal from BOVESPA’s Nível 1 Listing Segment

A company may decide to cease following the differentiated corporate governance practices in BOVESPA’s Nível 1 listing segment at any time, or because of a reorganization in which the resulting company does not qualify to list its shares on BOVESPA’s Nível 1 listing segment, provided such decision is approved by the shareholders in a shareholders’ meeting and reported to BOVESPA in writing 30 days in advance.

The shareholders’ meeting referred to in the preceding paragraph need not be held if the practices are discontinued because the company’s registration as a public company has been cancelled, in which event the procedures prescribed by law and regulations must be observed.

Dividends and Dividend Policy

Amounts Available for Distribution

At each annual general shareholders’ meeting, our board of directors is required to propose how our earnings for the preceding fiscal year are to be allocated. For purposes of the Corporations Act, a company’s non-consolidated net income after federal income tax and social contribution on net income for such fiscal year, net of any accumulated losses from prior fiscal years, provision for income tax, provision for social contribution and amounts allocated to employees’ and management’s participation in earnings, represents its “income” for such fiscal year. In accordance with the Corporations Act, an amount equal to the company’s “income,” as adjusted (the “distributable amount”), will be available for distribution to shareholders in any particular year. The distributable amount will be affected by the following:

•	reduced by amounts allocated to the legal reserve;

•	reduced by amounts allocated to the statutory reserve, if any;

•	reduced by amounts allocated to the contingency reserve, if any;

•	reduced by amounts allocated to the unrealized profits reserve established by the company in compliance with applicable law (as discussed below);

•	reduced by amounts allocated to the reserve for investment projects (as discussed below); and

•	increased by reversals of reserves recorded in prior years.

Our by-laws do not require contingency reserves. The Board of Directors may propose a reserve of five percent of our net income for the establishment of an Investment and Working Capital Reserve, provided that this does not interfere with the preferred shareholders’ right to receive their minimum dividend and the total balance of all reserves may not exceed the paid-in capital. Under the Corporations Act and according to our by-laws, we are required to maintain a “legal reserve” to which we must allocate 5% of our “income” for each fiscal year until the amount of the reserve equals 20% of paid-in capital. We are not required to make any allocations to our legal reserve in respect of any fiscal year in which such reserve, when added to our capital reserves, exceeds 30% of our capital. Accumulated losses, if any, may be charged against the legal reserve. Other than that, the legal reserve can only be used to increase our capital. The legal reserve is subject to approval by the shareholders voting at the annual shareholders’ meeting and may be transferred to capital but is not available for the payment of dividends in subsequent years. Our calculation of net income and allocations to reserves for any fiscal year are determined on the basis of our non-consolidated financial statements prepared in accordance with the Corporations Act.

Under the Corporations Act, a portion of a corporation’s “income” may be allocated for discretionary appropriations for plant expansion and other fixed or working capital investment projects, the amount of which is based on a capital budget previously presented by management and approved by the shareholders in a general shareholders’ meeting. After completion of the relevant capital projects, the company may retain the appropriation until shareholders vote to transfer all or a portion of the reserve to capital or retained earnings. The Corporations Act provides that, if a project to which the reserve for investment projects account is allocated has a term exceeding one year, the budget related to the project must be submitted to the shareholders’ meeting each fiscal year until the relevant investment is completed.

Under the Corporations Act, the amount by which the mandatory distribution exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized profits reserve and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which “income” exceeds the sum of (a) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain affiliates, and (b) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

Under Brazilian tax legislation, a portion of the income taxes payable may also be transferred to a general “fiscal incentive reserve” in amounts equivalent to the reduction in the company’s income tax liability which results from the option to deposit part of that liability into investment in approved projects in investment incentive regions established by government.

Under the Corporations Act, any company may create a “statutory” reserve, which reserve must be described in the company’s by-laws. Those by-laws which authorize the allocation of a percentage of a company’s net income to the statutory reserve must also indicate the purpose, the criteria for allocation and the maximum amount of the reserve. The Corporations Act provides that all discretionary allocations of “income,” including the unrealized profits reserve and the reserve for investment projects, are subject to approval by the shareholders voting at the general shareholders’ meeting and may be transferred to capital or used for the payment of dividends in subsequent years. The fiscal incentive reserve and the legal reserve are also subject to approval by the shareholders voting at the general shareholders’ meeting and may be transferred to capital or used to absorb losses, but are not available for the payment of dividends in subsequent years.

The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized. Allocations to the contingency reserve are also subject to approval by the shareholders voting at the general shareholders meeting. The amounts available for distribution are determined on the basis of our non-consolidated financial statements prepared in accordance with accounting practices adopted in Brazil.

The balance of the profit reserve accounts, except for the contingency reserve and unrealized profits reserve, may not exceed the share capital. If this happens, a shareholders’ meeting must resolve whether the excess will be applied to pay in the subscribed and unpaid capital, to increase and pay in the subscribed stock capital or to distribute dividends.

Pursuant to Law No. 10,303, net income unallocated to the accounts mentioned above must be distributed as dividends.

Mandatory Distribution

The Corporations Act generally requires that the by-laws of each Brazilian corporation specify a minimum percentage of the amounts available for distribution by such corporation for each fiscal year that must be distributed to shareholders as dividends, also known as the mandatory distribution.

The mandatory distribution is based on a percentage of adjusted non-consolidated net income, not lower than 25%, rather than a fixed monetary amount per share. If the by-laws of a corporation are silent in this regard, the percentage is deemed to be 50%. Under our by-laws, at least 30% of our adjusted net income, if any, as calculated under Brazilian GAAP and adjusted under the Corporations Act (which differs significantly from net income as calculated under U.S. GAAP), for the preceding fiscal year must be distributed as a mandatory annual dividend. Adjusted net income means the distributable amount after any deductions for the legal reserve, contingency reserves and the unrealized profit reserve, and any reversals of the contingency reserves created in previous fiscal years. The Corporations Act, however, permits a publicly held company, such as we are, to suspend the mandatory distribution of dividends in any fiscal year in which the board of directors reports to the shareholders’ meeting that the distribution would be inadvisable in view of the company’s financial condition. The suspension is subject to the approval at the shareholders’ meeting and review by members of the fiscal committee. While the law does not establish the circumstances in which payment of the mandatory dividend would be “inadvisable” based on the company’s financial condition, it is generally agreed that a company need not pay the mandatory dividend if such payment threatens the existence of the company as a going concern or harms its normal course of operations. In the case of publicly held corporations, the board of directors must file a justification for such suspension with the CVM within five days of the relevant general meeting. If the mandatory dividend is not paid and funds are available, those funds shall be attributed to a special reserve account. If not absorbed by subsequent losses, those funds shall be paid out as dividends as soon as the financial condition of the company permits.

Payment of Dividends

We are required by the Corporations Act to hold an annual general shareholders’ meeting by no later than April 30 of each year, at which time, among other things, the shareholders have to decide on the payment of an annual dividend. Additionally, interim dividends may be declared by the board of directors. Any holder of record of shares at the time of a dividend declaration is entitled to receive dividends. Dividends on shares held through depositaries are paid to the depositary for further distribution to the shareholders. Under the Corporations Act, dividends are generally required to be paid to the holder of record on a dividend declaration date within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which such dividend was declared. Pursuant to our by-laws, unclaimed dividends do not bear interest, are not monetarily adjusted and revert to us three years after dividends were declared. See “Description of American Depositary Shares.”

In general, shareholders who are not residents of Brazil must register their equity investment with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside Brazil. The preferred shares underlying the ADSs are held in Brazil by Banco Itaú S.A., also known as the custodian, as agent for the depositary, that is the registered owner on the records of the registrar for our shares. The current registrar is Banco Itaú S.A. The depositary registers the preferred shares underlying the ADSs with the Central Bank and, therefore, is able to have dividends, sales proceeds or other amounts with respect to the preferred shares remitted outside Brazil.

Payments of cash dividends and distributions, if any, are made in reais to the custodian on behalf of the depositary, which then converts such proceeds into U.S. dollars and causes such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs. In the event that the custodian is unable to convert immediately the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by depreciations of the Brazilian currency that occur before the dividends are converted. Under the current Corporations Act, dividends paid to persons who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding tax, except for dividends declared based on profits generated prior to December 31, 1995, which will be subject to Brazilian withholding income tax at varying tax rates.

Holders of ADSs have the benefit of the electronic registration obtained from the Central Bank, which permits the depositary and the custodian to convert dividends and other distributions or sales proceeds with respect to the preferred shares represented by ADSs into foreign currency and remits the proceeds outside Brazil. In the event the holder exchanges the ADSs for preferred shares, the holder will be entitled to continue to rely on the depositary’s certificate of registration for five business days after the exchange. Thereafter, in order to convert foreign currency and remit outside Brazil the sales proceeds or distributions with respect to the preferred shares, the holder must obtain a new certificate of registration in its own name that will permit the conversion and remittance of such payments through the commercial rate exchange market. See “Description of Capital Stock — Regulation of Foreign Investment and Exchange Controls.”

If the holder is not a duly qualified investor and does not obtain an electronic certificate of foreign capital registration, a special authorization from the Central Bank must be obtained in order to remit from Brazil any payments with respect to the preferred shares through the commercial rate exchange market. Without this special authorization, the holder may currently remit payments with respect to the preferred shares through the floating rate exchange market, although no assurance can be given that the floating rate exchange market will be accessible for these purposes in the future.

In addition, a holder who is not a duly qualified investor and who has not obtained an electronic certificate of foreign capital registration or a special authorization from the Central Bank may remit these payments by international transfer of Brazilian currency pursuant to Central Bank Resolution No. 1,946, dated July 29, 1992, and Central Bank Circular No. 2,677, dated April 10, 1996. The subsequent conversion of such Brazilian currency into U.S. dollars may be made by international financial institutions under a mechanism currently available in the floating rate exchange market. However, we cannot assure you that this mechanism will exist or be available at the time payments with respect to the preferred shares are made.

Under current Brazilian legislation, the federal government may impose temporary restrictions of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments.

Interest Attributable to Shareholders’ Equity

Under Brazilian tax legislation effective January 1, 1996, Brazilian companies are permitted to pay “interest” to holders of equity securities and treat such payments as an expense for Brazilian income tax purposes and, beginning in 1998, for social contribution purposes. The purpose of the tax law change is to encourage the use of equity investment, as opposed to debt, to finance corporate activities. Payment of such interest may be made at the discretion of our board of directors, subject to the approval of the shareholders at a general shareholders’ meeting. The deductibility of any such notional “interest”, and therefore, the “interest” payment to holders of equity securities is generally limited in respect of any particular year to the greater of:

•	50% of net income (after the deduction of the provisions for social contribution on net profits but before taking into account the provision for income tax and the interest attributable to shareholders’ equity) for the period in respect of which the payment is made; or

•	50% of the sum of retained earnings and profit reserves as of the beginning of the year in respect of which such payment is made.

For accounting purposes under accounting practices adopted in Brazil, although the interest charge must be reflected in the statement of operations to be tax deductible, the charge is reversed before calculating net income in the statutory financial statements and deducted from shareholders’ equity in a manner similar to a dividend. Any payment of interest in respect of preferred shares (including the ADSs) is subject to Brazilian withholding tax at the rate of 15%, or 25% in the case of a shareholder domiciled in a tax haven. If such payments are accounted for, at their net value, as part of any mandatory dividend, the tax is paid by the company on behalf of its shareholders, upon distribution of the interest. In case we distribute interest attributed to shareholders’ equity in any year, and that distribution is not accounted for as part of mandatory distribution, Brazilian income tax would be borne by the shareholders. For U.S. GAAP accounting purposes, interest attributable to shareholders’ equity is reflected as a dividend payment.

Under our by-laws, interest attributable to shareholders’ equity may be treated as a dividend for purposes of the mandatory dividend.

Dividend Policy

We intend to declare and pay dividends and/or interest attributed to shareholders’ equity, as required by the Corporations Act and our by-laws. Our board of directors may approve the distribution of dividends and/or interest attributed to shareholders’ equity, calculated based on our non-consolidated semiannual or quarterly financial statements. The declaration of annual dividends, including dividends in excess of the mandatory distribution, requires approval by the vote of the majority of the holders of our common shares. The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. Within the context of our tax planning, we may in the future continue determining that it is to our benefit to distribute interest attributed to shareholders’ equity.

Our mandatory dividend was established in our by-laws to be an amount at least equal to 30% of our net income for the fiscal year in question as calculated under Brazilian GAAP and as contemplated by the Corporations Act. For more information, see “— Dividends and Dividend Policy”.

The following table shows our historical distribution of dividends and interest on shareholders’ equity, for the periods indicated:

	Fiscal Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)

Common Shares	147.4	135.7	155.9
Preferred Shares	274.4	253.4	290.9
Total	421.8	389.1	446.8

Regulation of Foreign Investment

There are no general restrictions on ownership of our preferred shares or common shares by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of preferred shares or common shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, the registration of the relevant investment with the Central Bank and the CVM.

Foreign investors may register their investment under Law No. 4,131 of September 3, 1962, or Law No. 4,131, or Resolution No. 2,689 of January 26, 2000 of the CMN, or Resolution No. 2,689. Registration under Law No. 4,131 or under Resolution No. 2,689 generally enables foreign investors to convert into foreign currency dividends, other distributions and sales proceeds received in connection with registered investments and to remit such amounts abroad. Resolution No. 2,689 affords favorable tax treatment to foreign investors who are not resident in a tax haven jurisdiction, which is defined under Brazilian tax laws as a country that does not impose taxes or where the maximum income tax rate is lower than 20% or that restricts the disclosure of shareholder composition or ownership of investments.

Under Resolution No. 2,689, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution No. 2,689, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities that are domiciled or headquartered abroad.

Pursuant to Resolution No. 2,689, foreign investors must:

appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM; and

•	register the foreign investment with the Central Bank.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the CVM. The right to convert dividend payments and proceeds from the sale of our capital stock into foreign currency and to remit these amounts outside Brazil is subject to restrictions under foreign investment legislation, which generally requires, among other things, that the relevant investment be registered with the Central Bank. Restrictions on the remittance of foreign capital abroad could hinder or prevent the custodian for the preferred shares represented by ADSs, or holders who have exchanged ADSs for preferred shares, from converting dividends, distributions or the proceeds from any sale of preferred shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Delays in, or refusal to grant, any required governmental approval for conversions of reais payments and remittances abroad of amounts owed to holders of ADSs could adversely affect holders of ADSs.

Resolution No. 1,927 of the CMN, which is the restated and amended Annex V to Resolution No. 1,289 of the CMN, or the Annex V Regulations, provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. We will file an application to have the ADSs approved under the Annex V Regulations by the Central Bank and the CVM, and we will have received final approval before the completion of this offering.

The custodian has obtained on behalf of the depositary an electronic certificate of foreign capital registration with respect to our ADSs. This electronic registration is carried on through the Central Bank Information System, or SISBACEN. Pursuant to the registration, the custodian and the depositary will be able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and remit the proceeds outside Brazil. In the event that a holder of ADSs surrenders such ADSs and withdraws preferred shares, the holder will be entitled to continue to rely on the depositary’s registration for five business days after the withdrawal, following which such holder must seek to obtain its own electronic certificate of foreign capital registration. Thereafter, unless the preferred shares are held pursuant to Resolution No. 2,689, by a duly registered investor, or, if not a registered investor under Resolution No. 2,689, a holder of preferred shares applies for and obtains a new certificate of registration, the holder may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, the preferred shares, and the holder, if not registered under Resolution No. 2,689, will be subject to less favorable Brazilian tax treatment than a holder of ADSs. In addition, if the foreign investor resides in a tax haven jurisdiction, the investor will also be subject to less favorable tax treatment.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

The Bank of New York, as depositary, will execute and deliver the ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent one preferred share (or a right to receive one preferred shares) deposited with the principal São Paulo office of Banco Itaú S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the preferred shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on preferred shares or other deposited securities, after deducting its fees and expenses described below. You will receive these distributions in proportion to the number of preferred shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the preferred shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

     Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any preferred shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell preferred shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new preferred shares.

•	Rights to purchase additional preferred shares. If we offer holders of our securities any rights to subscribe for additional preferred shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights to purchase preferred shares available to you, it will exercise the rights and purchase the preferred shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs representing preferred shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, preferred shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, preferred shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our preferred shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if you or your broker deposits preferred shares or evidence of rights to receive preferred shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

If you surrender ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the preferred shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

Our preferred shares generally do not have voting rights. If the deposited shares have voting rights, you may instruct the depositary to vote the shares underlying your ADRs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting far enough in advance to withdraw the shares. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions.

If the depositary has asked for your voting instructions but has not received them by the specified date, it will give a discretionary proxy to vote the corresponding number of deposited shares to a person designated by us.

Fees and Expenses

Persons depositing preferred shares or ADR holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of preferred shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been preferred shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

Registration or transfer fees	• Transfer and registration of preferred shares on our preferred share register to or from the name of the depositary or its agent when you deposit or withdraw preferred shares.

Expenses of the depositary in converting foreign currency to U.S. dollars

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or preferred share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our preferred shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities

• Distribute securities on the preferred shares that are not distributed to you	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise you that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver preferred shares and other deposited securities upon surrender of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents believed in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of preferred shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any preferred shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Preferred Shares Underlying your ADRs

You have the right to surrender your ADSs and withdraw the underlying preferred shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of preferred shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our preferred shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of preferred shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying preferred shares, unless we have requested the depositary to cease doing so. This is called a pre-release of the ADSs. The depositary may also deliver preferred shares upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying preferred shares are delivered to the depositary. The depositary may receive ADRs instead of preferred shares to close out a pre-

release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the preferred shares or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for purpose of contacting those holders about a matter unrelated to our business or the ADSs.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

Proceeds may also be used for other purposes specified in the applicable prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization at December 31, 2007 based on our financial statements prepared in accordance with U.S. GAAP. This table should be read in conjunction with, and is qualified in our entirety by reference to, our consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

As of December 31,
2007
(in thousands of U.S. dollars)

Debt:
Current debt:
Short-term debt and current portion of long-term debt	1,417,993
Debentures	21,524
Long-term debt:
Long-term debt, less current portion	7,053,916
Debentures	509,880
Shareholders’ equity:
Capital stock	3,432,613
Additional paid-in capital	134,490
Treasury stock	(44,778)
Legal reserve	154,420
Retained earnings	2,569,255
Cumulative other comprehensive loss	757,459

Total shareholders’ equity	7,003,459

Total debt and shareholders’ equity(1)	16,006,772

(1)	Defined as short-term and long-term debt and debentures plus total shareholders’ equity

PRICE HISTORY

Markets

In addition to the BOVESPA’s Nível 1 listing segment, our shares are traded on two other exchanges:

New York Stock Exchange

On March 10, 1999, we obtained registration for the issuance of Level II ADRs, which began trading on the New York Stock Exchange the same day. Under the GGB symbol, these Level II ADRs have been traded in virtually every session since the first trading day. A total of 550.3 million ADRs were traded in 2007.

Latibex – Madrid Stock Exchange

Since December 2, 2002, our preferred shares have been traded on the Latibex, the segment of the Madrid Stock Exchange devoted to Latin American companies traded in Euros. Following approval by the CVM and the Brazilian Central Bank, this date marked the beginning of the Depositary Receipts (DR) Program for preferred shares issued by us in Spain. The shares are traded in Spain under the symbol XGGB in the form of DRs, each corresponding to one preferred share. This participation in the Latibex boosted our visibility in the European market and brought increased liquidity to our shares on the BOVESPA, as each unit traded in Madrid generates a corresponding operation on the BOVESPA. A total of 1.4 million Gerdau preferred shares were traded on the Madrid Stock Exchange (Latibex) in 2007, representing a trading volume of €32.4 million.

The following table presents high and low market prices in Brazilian reais for our preferred shares (GGBR4) on the São Paulo Stock Exchange (BOVESPA) for the indicated periods, as well as the high and low market prices in U.S. dollars (converted at the PTAX exchange rate) for the same period.

A.	Closing Prices Preferred Shares – Annual Basis (Adjusted for dividends)

	Brazilian reais per Share		US Dollars per Share
Year	High	Low	High	Low

2003	10.96	3.91	3.96	1.09
2004	19.13	9.31	7.30	3.06
2005	24.29	12.80	10.85	5.28
2006	34.80	24.11	17.29	10.23
2007	54.08	31.23	30.90	14.71

Source: Economática

B.	Closing Prices Preferred Shares – Quarterly Basis (Adjusted for dividends)

	Brazilian reais per Share		US Dollars per Share
Year	High	Low	High	Low

2006
1Q	32.30	24.11	16.05	10.23
2Q	34.80	26.80	17.29	11.71
3Q	33.23	27.04	15.91	12.40
4Q	33.93	27.35	16.55	12.93
2007
1Q	38.31	31.23	19.21	14.81
2Q	48.53	36.33	25.34	17.85
3Q	51.13	39.71	27.74	19.60
4Q	54.08	45.75	30.90	25.40
2008
1Q	57.39	41.87	34.33	22.88

Source: Economática

Closing Prices Preferred Shares – Monthly Basis (Adjusted for dividends)

	Brazilian reais per Share		US Dollars per Share
Year	High	Low	High	Low

2007
October	54.08	48.37	30.90	26.89
November	53.89	45.75	31.28	25.40
December	53.02	47.74	30.26	26.49
2008
January	51.66	41.87	29.83	23.00
February	57.39	44.97	34.33	25.44
March	57.25	51.34	33.66	30.21
April
(through April 9, 2008)	63.39	57.07	37.31	33.81

Source: Economática

In the above tables, share prices have been retroactively adjusted for all periods to reflect: (a) the stock bonus of ten shares for three shares held, approved in April 2003, (b) the reverse stock split of one share for 1,000 shares held, approved in April 2003, (c) the stock bonus of one share for every share held approved in April 2004, (d) the stock bonus of one for two shares held approved in March 2005 and (e) a stock bonus of one share for two shares approved in March 2006.

The following table presents high and low market prices for our ADSs as traded on the New York Stock Exchange (NYSE) for the indicated periods.

C.	Closing Prices ADSs – Annual Basis (Adjusted for dividends)

	US Dollars per Share
Year	High	Low

2003	4.55	1.37
2004	8.09	3.54
2005	11.21	5.93
2006	18.10	11.12
2007	31.35	15.19

Source: Bloomberg

Closing Prices ADSs – Quarterly Basis Adjusted for dividends

	US Dollars per Share
Year	High	Low

2006
1Q	16.65	11.12
2Q	18.10	12.23
3Q	16.01	12.88
4Q	16.36	13.22
2007
1Q	19.10	15.19
2Q	25.62	18.13
3Q	28.07	19.39
4Q	31.35	25.43
2008
1Q	30.78	24.34

Source: Bloomberg

Closing Prices ADSs – Monthly Basis Adjusted for dividends

	US Dollars per Share
Year	High	Low

2007
October	31.26	26.22
November	31.35	25.43
December	30.00	26.63
2008
January	30.02	24.34
February	30.78	25.34
March	33.95	30.17
April (through April 9, 2008)	37.21	32.66

Source: Bloomberg

The above tables show the lowest and highest market prices of Gerdau’s shares since 2003. Share prices have been retroactively adjusted for all periods to reflect: (a) the stock bonus of ten shares for three shares held, approved in April 2003, (b) the reverse stock split of one share for 1,000 shares held, approved in April 2003, (c) the stock bonus of one share for every share held approved in April 2004, (d) the stock bonus of one for two shares held approved in March 2005 and (e) a stock bonus of one share for two shares approved in March 2006.

On April 9, 2008, the closing sales price in U.S. Dollars of the preferred ADSs as reported on the New York Stock Exchange was US$36.02 and of the preferred shares on the BOVESPA was R$60.45, respectively.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

TAXATION

The material Brazilian and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered pursuant to this prospectus will be set forth in the prospectus supplement offering such securities.

EXPERTS

The financial statements of Gerdau S.A. as of and for the year ended December 31, 2007, incorporated in this Form F-3 by reference from our Form 20-F, filed with the Securities and Exchange Commission on April 11, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference herein, which report express an unqualified opinion on the financial statements and includes an explanatory paragraph concerning the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1st, 2007 and express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Gerdau S.A. as of December 31, 2006 and for each of the two years ended December 31, 2006 incorporated in this Form F-3 by reference to the Annual Report on Form 20-F for the fiscal year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Chaparral as of May 31, 2007 and 2006 and for each of the three years in the period ended May 31, 2007 included in our report on Form 6-K dated April 11, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of Brazil will be passed upon for us by Machado Meyer Sendacz e Opice Advogados and with respect to the laws of the United States by Greenberg Traurig, LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Except as hereinafter set forth, there is no provision of our By-Laws or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

We maintain liability insurance policies insuring our directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9.	EXHIBITS

Exhibit Number	Description

Exhibit 1.1*	Form of Underwriting Agreement
Exhibit 1.2*	Form of Rights Agent Agreement
Exhibit 4.1	Deposit Agreement, incorporated by reference to the Company’s Registration Statement on Form F-6 (File No. 333-9896), filed with the Securities and Exchange Commission on May 6, 2003.
Exhibit 4.2	Form of Depositary Receipt, incorporated by reference to the Company’s Registration Statement on Form F-6 (File No. 333-9896), filed with the Securities and Exchange Commission on May 6, 2003.
Exhibit 5.1*	Opinion of Machado Meyer Sendacz e Opice Advogados
Exhibit 23.1	Consent of PricewaterhouseCoopers Auditores Independentes, independent registered public accounting firm (filed herewith) with respect to the consolidated financial statements of Gerdau S.A.
Exhibit 23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent registered public accounting firm (filed herewith) with respect to the financial statements of Gerdau S.A.
Exhibit 23.3	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent registered public accounting firm (filed herewith) with respect to the financial statements of Aços Villares S.A.
Exhibit 23.4*	Consent of Machado Meyer Sendacz e Opice Advogados
Exhibit 23.5	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith) with respect to the financial statements of Chaparral Steel Company.
Exhibit 23.6	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith) with respect to the financial statements of Gallatin Steel Company.
Exhibit 24.1	Power of Attorney (filed herewith as part of the signature page).

* To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.

Item 10.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(2)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Porto Alegre, Rio Grande do Sul, Brazil, on this 11th day of April 2008.

GERDAU S.A.

/s/ André Bier Gerdau Johannpeter
By:  André Bier Gerdau Johannpeter
Its:  Chief Executive Officer

/s/ Osvaldo Burgos Schirmer
By:  Osvaldo Burgos Schirmer
Its:  Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints André Bier Gerdau Johannpeter, and Osvaldo Burgos Schirmer, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form F-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ André Bier Gerdau Johannpeter André Bier Gerdau Johannpeter	Chief Executive Officer and Director (Principal Executive Officer)	April 11, 2008

/s/ Osvaldo Burgos Schirmer Osvaldo Burgos Schirmer	Chief Financial Officer (Principal Financial Officer)	April 11, 2008

/s/ Geraldo Toffanello Geraldo Toffanello	Executive Officer (Principal Accounting Officer)	April 11, 2008

/s/ Jorge Gerdau Johannpeter Jorge Gerdau Johannpeter	Chairman of the Board	April 11, 2008

Signature	Title	Date

/s/ Germano Hugo Gerdau Johannpeter Germano Hugo Gerdau Johannpeter	Vice Chairman of the Board	April 11, 2008

/s/ Klaus Gerdau Johannpeter Klaus Gerdau Johannpeter	Vice Chairman of the Board	April 11, 2008

/s/ Frederico Carlos Gerdau Johannpeter Frederico Carlos Gerdau Johannpeter	Vice Chairman of the Board	April 11, 2008

André Pinheiro de Lara Resende	Director	April , 2008

Affonso Celso Pastore	Director	April , 2008

Oscar de Paula Bernardes Neto	Director	April , 2008

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gerdau S.A., has signed this registration statement in the City of Newark, on April 11, 2008.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi

By:	Donald J. Puglisi
Its: Managing Director

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 1.1*	Form of Underwriting Agreement
Exhibit 1.2*	Form of Rights Agent Agreement
Exhibit 4.1	Deposit Agreement, incorporated by reference to the Company’s Registration Statement on Form F-6 (File No. 333-9896), filed with the Securities and Exchange Commission on May 6, 2003.
Exhibit 4.2	Form of Depositary Receipt, incorporated by reference to the Company’s Registration Statement on Form F-6 (File No. 333-9896), filed with the Securities and Exchange Commission on May 6, 2003.
Exhibit 5.1*	Opinion of Machado Meyer Sendacz e Opice Advogados
Exhibit 23.1	Consent of PricewaterhouseCoopers Auditores Independentes, independent registered public accounting firm (filed herewith) with respect to the consolidated financial statements of Gerdau S.A.
Exhibit 23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent registered public accounting firm (filed herewith) with respect to the financial statements of Gerdau S.A.
Exhibit 23.3	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent registered public accounting firm (filed herewith) with respect to the financial statements of Aços Villares S.A.
Exhibit 23.4	Consent of Machado Meyer Sendacz e Opice Advogados (filed herewith and included in Exhibit 5.1)
Exhibit 23.5	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith) with respect to the financial statements of Chaparral Steel Company.
Exhibit 23.6	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith) with respect to the financial statements of Gallatin Steel Company.
Exhibit 24.1	Power of Attorney (filed herewith as part of the signature page).

* To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.